Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the incorporation by reference in Registration Statement Nos. 33-28973, 33-60236, 33-59605, 333-02197, 333-28793, 333-32673, 333-103487, 333-103488 and 333-155962 on Form S-8, and 333-159985 and 333-154714 on Form S-3 of Harman International Industries, Incorporated of our reports dated August 5, 2010, with respect to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, cash flows, and shareholders equity and comprehensive income, and the related financial statement schedule, for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the June 30, 2010 annual report on Form 10-K of Harman International Industries, Incorporated.

Our report refers to the change in the Company’s method of accounting for its convertible debt instruments in 2010 due to the adoption of Accounting Standards Codification 470-20, Debt with Conversion and Other Options.

/S/ KPMG LLP

Stamford, CT

August 5, 2010